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Cane & Company, LLC                                 Telephone: (702) 312-6255
                                                    Facsimile: (702) 312-6249
                                                    Email: mht@stockslaw.com

Michael A. Cane*          Stephen F.X. O'Neill****        Gary R. Henrie+
Leslie L. Kapusianyk**    Michael H. Taylor***            Preston R. Brewer++

2300 West Sahara Avenue, 500
Box 18
Las Vegas, NV   89102


January 30, 2002

MEGAPRO TOOLS INC.
Suite 5, 5492 Production Boulevard
Surrey, British Columbia  V3S 8P5

Attention:  Mr. Neil Morgan, President
--------------------------------------

Dear  Sirs:

Re:     MEGAPRO TOOLS INC. (the "Company")
        -  Form S-8 Registration Statement
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We  have  acted  as  Nevada  legal counsel to the Company in connection with the consulting agreement entered into between the Company and its consultant as described in this opinion letter (the "Consultant Agreement"). The Consultant Agreement contemplates the issuance of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), in consideration for the services to be provided pursuant to the Consultant Agreement.

In our capacity as Nevada legal counsel, we have reviewed the following documents:

     1. Articles of Incorporation and Bylaws of the Company, as amended and in effect as of the date hereof;

     2. Consultant Agreement between the Company and Joseph Cranston (the "Consultant") dated January 15, 2002;

     3. A form of Written Consent to Action Without Meeting of the Directors of the Company dated January 15, 2002 pursuant to which the Board of Directors of the Company (a) approved the Consultant Agreement; and
          (b) authorized the issuance of shares of the Company's Common Stock in accordance with the terms of the Consultant Agreement;

     4. A Certificate of the Neil Morgan, President of the Company (the "Officer's Certificate").

Based upon the foregoing and upon an examination of such questions of Nevada law as we have considered necessary or appropriate, and subject to the assumptions,

        *Licensed Nevada, California, Washington and Hawaii State Bars;
                    ** British Columbia Bar only;
 *** Nevada and British Columbia Bars; ****Washington and British Columbia Bars;
                     +Utah Bar only; ++ California Bar only

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                                       2
The Board of Directors
MEGAPRO TOOLS INC.
January 30, 2002
Page 2 of 3
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exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Common Stock issuable upon by the Company pursuant to the Consultant Agreement will be validly issued, fully paid, and non-assessable upon issuance in accordance with the Consultant Agreement.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

     A. The foregoing opinion is limited to the laws of the State of Nevada presently in effect.

     B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

     C. We have assumed (i) that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreement, and (ii) that the written consent to action without meeting of the directors referenced in the Officer's Certificate have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreement.

     D. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the Consultant Agreement, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations.

     E. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

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                                           3
The Board of Directors
MEGAPRO TOOLS INC.
January 30, 2002
Page 3 of 3
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We  understand  that  you  wish  to  file  this  opinion  as  an  Exhibit to the
Registration Statement on Form S-8 filed by the Company and covering the Common Stock issuable pursuant to the Consultant Agreement and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Yours truly,


/s/ M. H. Taylor

MICHAEL H. TAYLOR